Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Digital Realty Trust, Inc.:

and

The Board of Directors of the General Partner
Digital Realty Trust, L.P.:

We consent to the incorporation by reference in the registration statement (Nos. 333-237038, 333-220577, 333-207330 and 333-195524) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-237232, 333-220887, and 333-129688) on Form S-3 of Digital Realty Trust, Inc., and (No. 333-237232-01) on Form S-3 of Digital Realty Trust, L.P. of our reports dated March 1, 2021, with respect to:

(i)

The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated income statements and statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III, properties and accumulated depreciation;

(ii)	The effectiveness of Digital Realty Trust, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2020; and
(iii)

The consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated income statements and statements of comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III, properties and accumulated depreciation.

which reports appear in the December 31, 2020 annual report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P.

Our reports with respect to the December 31, 2019 consolidated financial statements of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. refer to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of ASU No. 2016-02 Leases and related accounting standards updates (collectively Topic 842).

Our report dated March 1, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2020, Interxion Holding N.V. and subsidiaries’ internal control over financial reporting associated with total assets of $12 billion and total revenues of $691 million included in the consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of Digital Realty Trust, Inc. also excluded an evaluation of the internal control over financial reporting of Interxion Holding N.V. and subsidiaries.

/s/ KPMG LLP

San Francisco, California
March 1, 2021